Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the November 29, 2011, among Pearson plc, Pearson Education Holdings Limited and Longman Group (Overseas Holdings) Limited, (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1.	Schedule 13D with respect to the Ordinary Shares, par value $0.0001 per share, of Global Education & Technology Group Limited (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.	Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

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IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first written above.

PEARSON PLC

By:	/s/ Robin Freestone
Name: Robin Freestone
Title: Chief Financial Officer

PEARSON EDUCATION HOLDINGS LIMITED

By:	/s/ Victoria Lockie
Name: Victoria Lockie
Title: Director

LONGMAN GROUP (OVERSEAS HOLDINGS) LIMITED

By:	/s/ Victoria Lockie
Name: Victoria Lockie
Title: Director